Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members
Pardot, LLC:

We have audited the consolidated balance sheets of Pardot, LLC and subsidiary (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, members' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Indianapolis, Indiana
December 19, 2012

PARDOT, LLC
Consolidated Balance Sheets
December 31, 2011 and 2010 and September 30, 2012

	As of December 31,		As of September 30, 2012
	2011	2010
			(unaudited)
Assets
Current Assets:
Cash	$44,661	$16,041	$220,791
Accounts receivable	694,034	318,050	756,932
Prepaid expenses and other current assets	15,524	10,536	248,441
Total current assets	754,219	344,627	1,226,164
Property and equipment, net	129,955	31,104	292,362
Other assets	—	—	30,891
Total assets	$884,174	$375,731	$1,549,417
Liabilities and Members’ Equity (Deficit)
Current Liabilities:
Accounts payable	$98,033	$59,992	$366,379
Accrued liabilities	57,771	18,700	381,045
Due to related party	767,513	91,479	—
Deferred revenue	1,358,454	727,193	2,327,944
Line of credit	—	—	950,000
Total current liabilities	2,281,771	897,364	4,025,368

Members' equity (deficit)	(1,397,597)	(521,633)	(2,475,951)
Total liabilities and members' equity (deficit)	$884,174	$375,731	$1,549,417

See accompanying notes to consolidated financial statements.

PARDOT, LLC
Consolidated Statements of Operations
Years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012 and 2011

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2010	2012	2011
			(unaudited)
Revenue	$6,968,021	$3,056,183	$8,923,469	$4,752,047
Cost of revenues	1,947,613	894,248	2,554,782	1,295,581
Gross profit	5,020,408	2,161,935	6,368,687	3,456,466
Operating expenses:
Sales and marketing	3,625,600	1,476,536	4,571,751	2,673,353
Research and development	1,164,844	447,020	1,333,431	823,862
General and administrative	1,127,392	585,750	1,555,943	654,672
Total operating expenses	5,917,836	2,509,306	7,461,125	4,151,887
Operating loss	(897,428)	(347,371)	(1,092,438)	(695,421)
Other income (expense), net	640	—	(7,607)	616
Net loss	$(896,788)	$(347,371)	$(1,100,045)	$(694,805)

See accompanying notes to consolidated financial statements.

PARDOT, LLC
Consolidated Statements of Members' Equity (Deficit)
Years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012

	Member Units		Total Members' Equity (Deficit)
	Common	Preferred
Balance at December 31, 2009	350,000	200,000	$(177,002)
Issuance of member units	20,000	—	2,440
Member unit-based compensation	—	—	300
Net loss	—	—	(347,371)
Balance at December 31, 2010	370,000	200,000	$(521,633)

Balance at December 31, 2010	370,000	200,000	$(521,633)
Member unit-based compensation	—	—	20,824
Net loss	—	—	(896,788)
Balance at December 31, 2011	370,000	200,000	$(1,397,597)

Balance at December 31, 2011	370,000	200,000	$(1,397,597)
Member unit-based compensation (unaudited)	—	—	21,691
Net loss (unaudited)	—	—	(1,100,045)
Balance at September 30, 2012 (unaudited)	370,000	200,000	$(2,475,951)

See accompanying notes to consolidated financial statements.

PARDOT, LLC
Consolidated Statements of Cash Flows
Years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012 and 2011

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2010	2012	2011
			(unaudited)
Cash flows from operating activities:
Net loss	$(896,788)	$(347,371)	$(1,100,045)	$(694,805)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	23,388	7,372	41,278	14,683
Member unit-based compensation	20,824	300	21,691	13,595
Changes in operating assets and liabilities:
Accounts receivable	(375,984)	(187,608)	(62,898)	29,940
Prepaid expenses and other assets	(4,988)	(5,924)	(240,791)	(4,152)
Accounts payable	38,040	36,571	268,347	34,989
Accrued liabilities	39,072	12,610	323,272	24,699
Deferred revenue	631,261	486,755	969,490	233,118
Net cash provided by (used in) operating activities	(525,175)	2,705	220,344	(347,933)

Cash flows from investing activities:
Purchases of property and equipment	(122,239)	(16,500)	(203,685)	(103,142)
Net cash used in investing activities	(122,239)	(16,500)	(203,685)	(103,142)

Cash flows from financing activities:
Due to (from) related party	676,034	22,653	(790,529)	512,234
Net proceeds from line of credit	—	—	950,000	—
Proceeds from issuance of member units	—	2,440	—	—
Net cash provided by financing activities	676,034	25,093	159,471	512,234
Increase in cash and cash equivalents	28,620	11,298	176,130	61,159
Cash and cash equivalents, beginning of the period	16,041	4,743	44,661	16,041
Cash and cash equivalents, end of the period	$44,661	$16,041	$220,791	$77,200

See accompanying notes to consolidated financial statements.

PARDOT, LLC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010 (audited) and September 30, 2012 and 2011 (unaudited)

(1) Summary of Significant Accounting Policies

(a) Description of Business
Pardot, LLC (the "Company") was formed as a limited liability company under the laws of the State of Georgia in March of 2007. The Company is a software-as-a-service ("SaaS) marketing automation platform to create, deploy and manage online lead nurturing marketing campaigns. The Company serves clients ranging from small and mid-sized businesses to divisions of large enterprise organizations in various markets and geographies including the United States, Canada and the United Kingdom.

(b) Unaudited Interim Financial Information
The accompanying balance sheet as of September 30, 2012, the statements of operations and cash flows for the nine months ended September 30, 2012 and 2011, and the statement of members’ equity (deficit) for the nine months ended September 30, 2012 are unaudited. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes hereto. Results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or for any other period.

(c) Segments
The Company manages its operations as a single segment for purposes of assessing performance and making operating decisions. Revenue is generated predominately in the United States, and all significant assets are held in the United States.

(d) Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary located in the United Kingdom, Pardot Europe, Ltd., after elimination of all significant intercompany accounts and transactions. The effects of foreign translation as they relate to operations in our United Kingdom based subsidiary are not considered material for purposes of these consolidated financial statements.

As of December 31, 2011 and 2010, and September 30, 2012, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification (ASC) Topic 810, Consolidation, management has determined that the Company is not the primary beneficiary of any variable interest entities.

(e) Revenue Recognition
In accordance with FASB ASC Topic 605, Revenue Recognition, the Company recognizes revenue for subscriptions to its SaaS solutions ratably over the term of the subscription agreement, which is typically up to one year in length, commencing upon the later of the agreement start date or when there is persuasive evidence of an arrangement, and when access to its SaaS solutions has been granted to the client, the collection of the fee is reasonably assured and the amount of the fees to be paid by the client are fixed or determinable. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue until revenue recognition criteria have been met. The Company’s subscription agreements generally contain multiple elements including software access, contracted utilization volume and professional services, which are accounted as a single unit of accounting. In addition, the Company charges fees for utilization above the contracted level which are recognized in the period in which the utilization occurs. The Company’s subscription agreements do not provide clients the right to take possession of the software supporting the SaaS solution at any time.

(f) Deferred Revenue
Deferred revenue represents the amount billed to clients that has not yet been earned or recognized as revenue, pursuant to agreements entered into in current and prior periods, and does not reflect the portion of subscriptions to be invoiced to clients on a periodic basis for which payment is not yet due.

(g) Accounts Receivable
Accounts receivable are recorded net of an allowance for expected losses. The estimated losses are based on historical collection experience coupled with review of the current status of existing receivables. Accounts receivable are considered delinquent when invoices are not paid within the stated terms typically thirty days from the date of invoice. Accounts receivable are charged off when, in management's judgment, the likelihood of collection is remote. As of December 31, 2011 and 2010 and September 30, 2012, management believes all accounts receivable balances are fully collectible.

(h) Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. These instruments are generally unsecured and uninsured. The Company maintains the majority of its cash balances with a few financial institutions. Accounts receivable are typically unsecured and are from revenues earned from clients primarily located in the United States, and operating in a wide variety of industries. No client represented greater than 5% of outstanding accounts receivable as of December 31, 2011 and 2010 or as of September 30, 2012 and 2011, or greater than 5% of revenue for the years or nine month periods then ended. The Company does not typically require collateral or other security to support credit sales but provides allowances for sales and doubtful accounts based on historical experience and specific identification.

Revenue by geographic region, based on the billing address of the clients, was as follows for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2010	2012	2011
			(unaudited)
United States	$5,642,958	$2,433,098	$7,231,114	$3,843,727
International	1,325,063	623,085	1,692,355	908,320
Total Revenue	$6,968,021	$3,056,183	$8,923,469	$4,752,047
Percentage of revenue generated outside the United States	19%	20%	19%	19%

No single country outside the United States represented more than 10% of revenue during any period reported.

(i) Use of Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

(j) Property and Equipment
Property and equipment are recorded at acquisition cost less depreciation accumulated over the useful life of the asset in accordance with the guidance of FASB ASC Topic 360, Property, Plant and Equipment. Maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of the assets sold, retired or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally between two and seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(k) Advertising
The Company expenses all advertising costs as incurred. Advertising expense was approximately $575,287 and $166,561 for the year ended December 31, 2011 and 2010, respectively, and $483,872 and $434,457 for the nine months ended September 30, 2012 and 2011, respectively.

(l) Income Taxes
The Company is a limited liability company under the Internal Revenue Code. In lieu of corporate income taxes, the members are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the financial statements.

FASB ASC Topic 740, Income Taxes, provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in financial statements. The Company evaluates its uncertain tax positions using the provisions of FASB ASC Topic 450, Contingencies. Management believes there are no uncertain tax positions that should be accrued as of December 31, 2011 and 2010, or September 30, 2012. The Company is no longer subject to examination by taxing authorities for tax years prior to 2008.

(m) Equity Incentive Plan
The Company accounts for member unit-based payment transactions in which the Company receives employee services in exchange for equity instruments, in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Stock-based compensation cost for stock options is estimated at the grant date based on each option's fair value as calculated by the Black- Scholes option-pricing model. The Company recognizes member unit-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

(n) Fair Value of Financial Instruments
FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes the following three levels of inputs that may be used to measure fair value:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•
Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, line of credit and accounts payable, approximate fair value for all periods presented.

(o) Research and development
Research and development costs, as presented on the statements of operations, are expensed as incurred.

(p) Subsequent Events
The Company evaluated subsequent events through December 20, 2012, the date these consolidated financial statements were available to be issued. Please see Note 9 – Subsequent Events.

(2) Property and Equipment

Property and equipment are summarized as follows:

	As of December 31,		As of September 30, 2012	Estimated Useful Life (in years)
	2011	2010
			(unaudited)
Furniture and fixtures	$10,007	$1,469	$61,744	2	-	7
Computers and equipment	94,098	43,500	241,471	3	-	5
Leasehold improvements	63,103	—	67,678	*
Total property and equipment	167,208	44,969	370,893
Less accumulated depreciation	(37,253)	(13,865)	(78,531)
Total property and equipment, net	$129,955	$31,104	$292,362

* Shorter of lease term or estimated useful life

(3) Line of Credit

During the year ended December 31, 2011 the Company opened and guaranteed a line of credit. The line of credit had a maximum credit limit of $1,000,000, bore an interest rate at the greater rate of 2.25% plus the prime rate or 6.5%, and was secured by substantially all the assets of the Company. As of December 31, 2011 the outstanding balance on the line of credit was zero. The line of credit was terminated in April 2012.

In May 2012, the Company entered into a Loan and Security Agreement ("Agreement") which provided the Company with a $3,000,000 revolving line of credit and is collateralized by a lien on substantially all of the Company's personal property, including intellectual property. The Agreement bears interest at a variable rate equal to one and three-quarters percentage points (1.75%) above the Prime Rate, 5% as of September 30, 2012. As of September 30, 2012, the outstanding balance on the line of credit was $950,000. The line of credit was scheduled to mature on April 10, 2013. The Agreement was terminated in October 2012.

(4) Members' Equity (Deficit)

The Company has 200,000 preferred member units issued and outstanding as of December 31, 2011. These preferred units are convertible at the preferred unit holder's discretion or when the cumulative distributions to the unit holder have exceeded three times their original contribution to the Company. Preferred units are converted on a one to three unit basis, where as the one preferred unit is converted into three common units. The Company has reserved 600,000 common member units to satisfy such conversion of preferred member units to common member units. These preferred member units also have liquidation preference over that of common member units, which is further described in the operating agreement of the Company.

In accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity, the Company determined that these preferred units are classified as equity in the accompanying balance sheets.

(5) Employee Share Option Plan

The Company's Employee Share Option Plan ("Plan"), which is member-approved, permits the grant of member common unit option awards to its employees for up to 50,000 of common member units. The Company believes that such awards better align the interests of its employees with those of its members. Option awards are generally vest 25% a year for four years of continuous service and expire ten years from the grant date.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards requires the use of highly subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. We have used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the table below.

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2010	2012	2011
			(unaudited)
Expected volatility	60%	65%	—	60%
Risk free interest rate	2.42%	2.78%	—	2.42%
Expected dividend yield	—	—	—	—
Expected option term (in years)	6.25	6.25	—	6.25
Fair value of option awards granted	$17.85	$4.58	$—	$17.85

The Company has estimated the expected volatility based on the historical volatility of a peer group consisting of publicly-held companies selected because of the similarity of their industry, business model, and financial risk profile. The expected term of options has been determined utilizing the “simplified” method as described in SAB Topic 14, Share-Based Payment. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option. FASB ASC Topic 718, Compensation - Stock Compensation requires an estimate of forfeitures at the time of grant and to revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company has recorded forfeitures as incurred due to a limited number of forfeiture experiences. The Company does not pay dividends.

The Company historically estimated the fair value of member units as of the date of grant as determined by management and based on a number of objective and subjective factors, including the following:

•	peer group trading multiples;

•	results of operations and financial condition;

•	increases in the number of clients and client retention;

•	improvements in product functionality;

•	illiquidity of member units; and

•	the future prospects and opportunity for liquidity events such as an initial public offering and possible third-party sales.

The following table sets forth the total member-unit based compensation expense resulting from option awards included in the Company's statements of operations:

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2010		2012	2011
				(unaudited)
Cost of revenues	$3,579	$1,145		$3,597	$2,380
Sales and marketing	4,688	3,453		3,543	3,507
Research and development	10,124	3,452		11,812	6,186
General and administrative	2,433	(7,750)	[1]	2,739	1,522
Total stock-based compensation expense	$20,824	$300		$21,691	$13,595

1 Forfeiture occurred in 2010 resulting in a reversal of recognized member-unit based compensation expense at the time of forfeit.

As of December 31, 2011 and 2010, and September 30, 2012, $82,183, $18,338 and $60,492, respectively, of total unrecognized member unit-based compensation expense related to non-vested options is expected to be recognized over the respective vesting terms of each award through 2015. The weighted average term of unrecognized member unit-based compensation expense is 2.9 years, 2.9 years, and 2.2 years as of December 31, 2011 and 2010 and September 30, 2012, respectively.

A summary of option activity under the Plan is presented below:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value
Outstanding:
Balance at December 31, 2009	20,000	$0.1054	8.07	$26,838
Granted	5,000	0.1220
Forfeited	(10,000)	0.1054
Balance at December 31, 2010	15,000	$0.1109	7.37	$68,536
Granted	5,000	0.6600
Forfeited	(1,000)	0.1220
Balance at December 31, 2011	19,000	$0.2548	7.07	$344,578
Granted	—	—
Forfeited	—	—
Balance at September 30, 2012 (unaudited)	19,000	$0.2548	6.32	$344,578

Exercisable at December 31, 2010	7,500	$0.1054	7.52	$34,310
Exercisable at December 31, 2011	11,000	$0.1069	6.75	$201,224
Exercisable at September 30, 2012 (unaudited)	15,750	$0.1515	6.15	$287,414

The aggregate intrinsic value represents the total pretax intrinsic value, based on a unit prices of $1.00, $4.68, $18.40 and $18.40 per unit at December 31, 2009, 2010, 2011 and September 30, 2012, respectively, which would have been received by the option holders had all option holders exercised their options as of that date. This amount changes based on the current price of the member units.

The following table summarizes information about the options outstanding and exercisable as of December 31, 2011:

	Options outstanding		Options exercisable
Range of exercise prices	Member Units	Weighted average remaining contractual life (in years)	Member Units
$0.1054	10,000	5.52	10,000
$0.1220	4,000	8.06	1,000
$0.6600	5,000	9.38	—
$0.1054 - $0.660	19,000		11,000

(6) 401(k) Savings Plan

In January 2012, the Company created a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet the minimum age and service requirements and allow participants to defer a portion of their annual compensation on a pretax basis. There were contributions of $75,800 for the nine months ended September 30, 2012.

(7) Related Party Transactions

The Company is an affiliate of Hannon Hill Corporation (the "Affiliate") headquartered in Atlanta, Georgia. The Company and the Affiliate share certain overhead costs that are necessary for the operations of both entities. These costs are allocated based on the number of full-time employees employed during the year. Such costs include rent, utilities, office supplies, and certain other general expenses.

For the year ended December 31, 2011 and 2010, the Company was allocated $535,000 of the $790,000 and $284,000 of the $526,000, respectively, and $377,000 of the $533,000 and $376,000 of the $563,000, for the nine months ended September 30, 2012 and 2011, respectively, of the combined overhead during the periods.

The Company and the Affiliate share office space whereby an operating lease agreement exists with the Affiliate as the lessor. The lease expires in April 2015. The future annual minimum payments as of the year ended December 31, 2011:

Operating Lease
2012	$159,458
2013	217,857
2014	227,951
2015	77,883
Thereafter	—
Total future minimum lease payments	$683,149

In accordance with FASB ASC Topic 840, Leases, the Company recognizes rental expense for minimum lease payments from operating leases on a straight-line basis. Total rent expense for the year ended December 31, 2011 and 2010 totaled $183,000 and $159,000, respectively, and $213,000 and $134,000 for the nine months ended September 30, 2012 and 2011, respectively.

As of December 31, 2011 and 2010 and September 30, 2011, the Company had amounts due to the affiliate in the amount of $767,513, $91,479, and $603,713, respectively, and had $18,292 due from the affiliate as of September 30, 2012. The amounts due have no maturity date, requires no stated minimum payments, and do not have a stated interest rate.

(8) Legal Proceedings

Certain conditions may exist as of the date of the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of the amounts of the relief sought or expected to be sought therein.

If the assessment of a contingency indicates that is probable that a loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potential loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. There were no such claims as of December 31, 2011 or September 30, 2012.

(9) Subsequent Events

In October 2012, the Company agreed to be acquired by ExactTarget, Inc. ("ExactTarget"), a company headquartered in Indianapolis, Indiana and incorporated in Delaware. Upon completion of the acquisition, all outstanding member units and option awards of the Company were canceled and converted into the right to receive merger consideration with a value equal to $85,500,000 million cash and 423,370 shares of ExactTarget's common stock valued at $10,000,000.

Also in October 2012, the Company terminated the Agreement, which had provided the Company with a $3,000,000 revolving line of credit.